EXHIBIT 10.42
111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

Montreal, April 7, 2018

Daniel Ouellet

Subject:	Terms and Conditions of Employment with Resolute Forest Products Inc.

Dear Daniel,

I am pleased to confirm your appointment as Senior Vice President Human Resources, reporting directly to me. This position is based in Montreal and requires you to reside in the Montreal area. The terms and conditions of this offer are described below.

Date of appointment
Your appointment will be effective June 1, 2018.

Annual Base Salary
As of your date of appointment, your base salary will be at an annual rate of $290,000 less applicable deductions and payable semi-monthly by direct deposit. Your base salary will be subject to the Company’s currency policy for executive pay. For 2018, 51% of your base salary will be denominated in Canadian dollars and 49% will be denominated in US dollars. Effective to May 2019, you will be eligible for a salary review.

Position Classification
Your position of Senior Vice President - HR is classified in Grade 43 of our Job/Salary Structure.

Short Term Incentive Plan
You will continue to participate in Resolute Forest Products’ Short Term Incentive Plans (STIP) adopted by the Company from time to time. For 2018, as of your date of appointment, the target incentive for your salary grade will be 100% of your annual base salary. Your 2018 award will be prorated to your date of appointment.

Please note that the total payout under our short term incentive plans cannot exceed 7% of Resolute Forest Products’ generated free cash flow in the relevant performance year.

Long Term Incentive Plan
You will continue to be eligible to participate in the Company’s Long Term Incentive Plan applicable to key personnel. For 2018, subject to the approval of the Board of Directors of Resolute Forest Products, you will be eligible to a grant equivalent to 125% of your base salary. Grants are generally approved in November. The value of the grant you received in February 2018 will be deducted from your November 2018 grant.

Under our share ownership guidelines, you will be required to hold the equivalent of 2.5 times your annual salary in shares or Restricted Share Units ("RSUs") of the Company. Please refer to the attached document.

Relocation
Your relocation to Montreal will be governed by the general terms and conditions of the Company’s relocation policy and will take into consideration any monies you may have previously received to relocate to Montreal.

In the event that you voluntarily terminate your employment or are terminated for cause before the second anniversary of your relocation, you agree to reimburse all amounts (computed on an after tax basis) extended to you by the company for your relocation.

Parking
No changes. You will continue to be eligible to a monthly parking paid by the Company. The fee for the parking is a taxable benefit.

Health and Insurance Benefits
No changes. You will continue to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of the Company.

Pension Plan
No changes. You will continue to participate in the Company’s Defined Contribution Pension Plan applicable to current employees of the Company and to the DC Make-Up program applicable to key personnel.

Vacation and Holidays
No changes. You will continue to be entitled to 3 floating holidays and 5 weeks of annual paid vacation, to be taken at times mutually convenient to the Company and yourself in accordance with the vacation policy. Vacation is earned progressively and must be used during the calendar year.

If your employment is terminated for any reason other than involuntary termination without cause (i.e. because you resigned, you are dismissed or you retire), the Company will require reimbursement of any portion of vacation taken in advance, that is to say before it is acquired under the policy in effect. By accepting this offer, you authorize the Company to recover overpayments in the form of vacation taken in advance by making a deduction from your earnings.

Annual Medical Examination
You and your spouse will continue to be eligible to an annual medical examination with Medisys Health Group Inc. This is considered a taxable benefit.

As a member of the Senior Executive Team, you will benefit from Medisys One, a 24-hour concierge service that combines comprehensive annual health assessment, round-the-clock support and personalized, proactive healthcare management.

Annual Lump Sum
As of 2019, you will be eligible to an annual lump sum of $12,000, which can be used for various expenses such as preparing your taxes, club memberships, etc. This lump sum is a taxable benefit and is paid annually in April.

Confidentiality
Your compensation is a personal matter. Resolute Forest Products’ policy is to maintain the strictest confidentiality in the area of compensation; therefore, we ask you not to discuss your compensation particulars with others.

By accepting this offer, you authorize the Company to recover any overpayment from the Company by making a deduction from your regular pay, your vacation pay or any other amount that is owed to you. An overpayment is an amount to which you are not entitled under this employment contract, the policies of the Company or employment laws.

We are convinced that your knowledge, experience and skills will continue to be an asset to our Company, and we look forward to giving you the opportunity for an interesting and challenging career with us.

If you have any questions about this offer, please contact me. We look forward to your formal acceptance of this offer and ask that you sign and return a copy to confirm your acceptance by April 9, 2018.

Sincerely,

Yves Laflamme
President and CEO:

I have read the herein letter and hereby accept these terms and conditions.

_____________________________________    _____________________________________
Daniel Ouellet    Date